UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2006

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2004, Merck & Co., Inc. (the "Company") hired Willie A. Deese as Senior Vice President, Global Procurement, and arranged for him to receive an interest free loan for $250,000 to assist with his relocation. Under the arrangement, the Company assumed responsibility for the bank loan, including interest, and agreed to forgive $50,000 of the principal each year, for a period of five years, provided that Mr. Deese continued to be employed by the Company. The amount forgiven was included monthly in Mr. Deese’s taxable income. On May 24, 2005, Mr. Deese became an executive officer of the Company when he was promoted to President, Merck Manufacturing Division. The Company does not grant loans to executive officers. Therefore, on January 30, 2006, the Compensation and Benefits Committee of the Company’s Board of Directors (the "Committee") acted to accelerate forgiveness of the loan so that the entire remaining balance of $187,500 was forgiven and included in Mr. Deese’s taxable income for 2006 and to direct that the bank loan be prepaid in full as soon as practicable. The revised arrangement is less valuable to Mr. Deese than the original arrangement because, on February 1, 2006, he paid withholding taxes on the entire forgiven amount, and the entire forgiven amount will be included in his taxable income for 2006 as opposed to over the remainder of the original five-year period. Therefore, the Committee directed that the Company pay Mr. Deese $10,000 on or about the date the Company forgave the loan to help defray any additional expenses associated with the changes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

February 2, 2006	By:	/s/ Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary